INUVO, INC. EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is made this 22nd day of May, 2023, (this "Agreement") between lnuvo, Inc. ("Inuvo" or the "Company"), a Nevada corporation, and Barry Lowenthal ("Executive").

Recitals

lnuvo wishes to employ Executive on the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the foregoing, and of Executive's employment, the parties agree as follows:

1)Employment. Effective May 22, 2023. Executive's employment with lnuvo shall commence and be upon the terms and conditions hereinafter set forth (the "Effective Time").

2)Duties.

(a)Executive shall serve as the President of the Company, reporting to the Chief Executive Officer. In this capacity, Executive will serve as the Company's President and will provide advice, representation and counsel to the Company with respect to its business and affairs, and perform such other or additional duties and responsibilities consistent with Executive's title(s), status, and position as the Chief Executive Officer of Inuvo may, from time to time, prescribe.

(b)So long as employed under this Agreement, Executive agrees to devote full time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge all duties of Executive hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with full time employment hereunder and which do not violate the other provisions of this Agreement. Executive further agrees to comply fully with all reasonable policies of the Company as are from time to time in effect.

(c)Executive shall be based out of Florida. Executive shall not be required to relocate.

3.Compensation.

(a)As full compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, (i) the Company will pay to Executive during the term hereof a minimum base salary at the rate of $300,000 per year (the "Basic Salary"). The Basic Salary thereafter may be increased, but not decreased, from time to time, by the Board of Directors in connection with reviews of Executive's performance pursuant to the same review process employed by the Board of Directors for the Company's other executive officers.

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(b)At the Effective Time Executive shall be granted Restricted Stock Units for 1,250,000 shares of Inuvo Common Stock (the “RSUs”). The RSUs shall vest 1/3 per year of service based on continued employment with the Company and shall be subject to the terms and conditions of a Restricted Stock Unit Agreement.

(c)For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus. Your target bonus (the “Target Bonus”) for fiscal 2023 will be one hundred fifty thousand dollars ($150,000), with the actual amount of any such bonus being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Company. In order to receive any annual bonus hereunder, you must be employed through the date that the bonus is paid. Any annual bonus payable for fiscal year 2023 will be prorated based on the number of days that you are employed by the Company during the year. Executive may receive additional incentive compensation opportunities in the future in connection with reviews of Executive's performance pursuant to the same review process employed by the Board of Directors for the Company's other executive officers.

4.Business Expenses. The Company shall promptly pay directly, or reimburse Executive for, all business expenses to the extent such expenses are paid or incurred by Executive during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company's business and properly substantiated.

5.Benefits. During the term of this Agreement and Executive's employment hereunder, the Company shall provide to Executive such insurance, vacation, sick leave and other like benefits as are provided to other executive officers of the Company from time to time. Executive will use his reasonable best efforts to schedule vacation periods to minimize disruption of the Company's business.

6.Term: Termination.

(a)The Company shall employ the Executive, and the Executive accepts such employment, for an initial term commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement. Thereafter, this Agreement shall be extended automatically for additional twelve-month periods, unless terminated as described herein. Executive's employment may be terminated at any time as provided in this Section 6. For purposes of this Section 6, "Termination Date" shall mean the date on which a 'separation from service' occurs, as defined in Treasury Regulation Section l .409A-l (h).

(b)The Company may terminate Executive's employment without Cause (as defined below) upon giving 30 days' advance written notice to Executive. If Executive's employment is terminated without Cause under this Section 6(b), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary through the Termination Date  (For purposes of subsections (A) and (B) of this Section 6(b), Executives Basic Salary will mean the largest among the following: Executive’s Basic Salary immediately prior to (A) Executive’s Termination Date, or (B) any reduction of Executive’s base salary described in the first clause of subsection 6(e)(iii) in the definition of Good Reason); (B) over a period of twelve (12) months following the Termination Date (the "Severance Period") an amount equal to his annual Basic Salary at the time of the Termination Date; and (C) any other amounts or benefits owing to Executive under the then applicable

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employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs. Notwithstanding the foregoing, in the event the Termination Date is less than twelve full months from the Effective Date, all payments under Section 6(b)(B) shall be prorated based on the on the number of full days of service from the Effective Date to the Termination Date (for example if the Termination Date occurred on the 90 days from the Effective Date, the payments would be reduced to 90/360 or 25% of Basic Salary would be paid).

(c)The Company may terminate Executive's employment upon a determination by the Company that "Cause" exists for Executive's termination and the Company serves written notice of such termination upon Executive. As used in this Agreement, the term "Cause" shall refer only to any one or more of the following grounds:

(i)commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)intentional engagement in activities or conduct clearly injurious to the best interests or reputation of the Company which in fact result in material and substantial injury to the Company;

(iii)refusal to perform his assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities which would give the Executive Good Reason to terminate his employment as described in Section 6(e)) after receipt by Executive of written detailed notice and reasonable opportunity to cure;
(iv)insubordination by Executive, which shall include but not be limited to the refusal to comply with a lawful written directive to Executive (so long as the directive does not give the Executive Good Reason to terminate his employment as described in Section 6(e));

(v)the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Executive may from time to time have with the Company (following 30 days' written notice from the Company specifying the violation and Executive's failure to cure such violation within such 30 day period);

(vi)Executive's substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents Executive from performing his duties hereunder; and

(vii)the final and unappealable conviction of Executive of a crime which is a felony or a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company, which causes the Company a substantial detriment.

In the event of a termination under this Section 6(c), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in Section 6(d) of this Agreement. If any determination of "Cause" is made under items 6(c), (i), (ii), (iii), (iv), (v), or (vii) which Executive contests, Executive shall have the opportunity, within 30

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days of such determination, to personally appear in front of the Board of Directors and present his case to the Board of Directors and have the Board of Directors reconsider the determination of Cause.

(d)Executive's employment shall terminate upon the death or permanent disability of Executive. For purposes hereof, "permanent disability," shall mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than 120 days in any 360 day period. Upon a determination by the Board of Directors of the Company that Executive's employment shall be terminated under this Section 6(d), the Board of Directors shall give Executive 30 days' prior written notice of the termination. If Executive disputes a determination of the Board of Directors under this Section 6(d), the parties agree to abide by the decision of a panel of three physicians. The Company will select a physician, Executive will select a physician and the physicians selected by the Company and Executive will select a third physician. Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement. In the event of termination due to death or permanent disability, the Company will pay Executive, or his legal representative, (i) the earned but unpaid portion of Executive's Basic Salary through the Termination Date; (ii) the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date; and (iii) over a period of twelve (12) months following the Termination Date an amount equal to twenty percent (20%) of his Basic Salary at the time of the Termination Date for each year of employment with the Company capped at one hundred percent (100%) of Basic Salary which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; provided, however, that if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.

(e)The Executive may terminate his employment for Good Reason (as defined below) upon giving 30 days advance written notice to the Company provided, however, that such notice is given within ninety (90) days of the event that constitutes Good Reason and the Company has not cured the condition within thirty (30) days of receipt of such notice. If Executive terminates his employment for Good Reason under this Section 6(e), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary through the Termination Date  (For purposes of subsections (A) and (B) of this Section 6(e), Executives Basic Salary will mean the largest among the following: Executive’s Basic Salary immediately prior to (A) Executive’s Termination Date, or (B) any reduction of Executive’s base salary described in the first clause of subsection (e)(iii) in the definition of Good Reason); (B) over a period of twelve (12) months after the Termination Date an amount equal his annual Basic Salary at the time of the Termination Date, ; and (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs;. Notwithstanding the foregoing, in the event the Termination Date is less than twelve full months from the Effective Date, all payments under Section 6(e)(B) shall be prorated based on the on the number of full days of service from the Effective Date to the Termination Date (for example if the Termination Date occurred on the 90 days from the Effective Date, the payments

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would be reduced to 90/360 or 25% of amounts set forth above would be paid). As used in this Agreement, the term "Good Reason" means any one or more of the following grounds:

(i)a change in Executive's title(s), status, position or responsibilities without Executive's written consent, which does not represent a promotion from his existing status, position or responsibilities, despite Executive's written notice to the Company of his objection to such change and the Company's failure to address such notice in a reasonable fashion within 30 days of such notice, provided, however, such provision shall not apply in the event of a Change in Control (as defined below) of the Company;

(ii)the assignment to Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities as set forth in Section 2 hereof, despite Executive's written notice to the Company of his objection to such change and the Company's failure to address such notice in a reasonable fashion within 30 days of such notice;

(iii)if there is a reduction in Executive's Basic Salary, excluding one or more reductions (totaling no more than 25% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive’s base compensation occurs within (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive’s Termination Date or (B) twelve (12) months after the date upon which such a Change in Control occurs hereof; or

(iv)a breach by the Company of any material term or provision of this
Agreement.
(f)The Executive may terminate his employment for any reason (other than Good Reason) upon giving 30 days' advance written notice to the Company. If Executive's employment is so terminated under this Section 6(f), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date and the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date.

(g)In the event of the Executive's death during the Severance Period, payments of Basic Salary under this paragraph 6 and payments under the Company's employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

(h)As used in this Agreement, the term "Change in Control" shall mean the occurrence of any one of the following events:

(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more, excluding in the calculation of Beneficial Ownership securities acquired directly from the Company, of the combined voting power of the Company's then outstanding voting securities;

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(ii)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding voting securities;

(iii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Time, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of the at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Time or whose appointment, election or nomination for election was previously so approved or recommended;

(iv)there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(v)the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 6, the following terms shall have the following meanings:

(i)"Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

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(ii) under the Exchange Act;

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3

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(iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (I) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

(i)Notwithstanding any provision in this Section 6 to the contrary, any payment that is required by this Section 6 to be paid in installments (including, but not limited to, Base Salary continuation under Section 6(b)) shall be paid in two payment streams. The first payment stream will begin as soon as practicable after the Termination Date and end upon the earlier of (i) the date Executive has been paid an amount equal to the lesser of two times the dollar limit prescribed in Section 401(a)(l 7) of the Code or (ii) the last day of the installment period. The second payment stream will be equal to the amount, if any, payable to Executive during the installment period that was not paid in the first payment stream. This amount will commence as soon as practicable after the day that is six months after the Termination Date and end on the last day of the installment period. All other amounts payable to Executive will be paid in accordance with the applicable provision of this Section 6; provided, however, that if Executive is a "specified employee" as defined in Section 409A of the Code and the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Code, then the Company shall not commence payment of such amounts until the earlier of (a) the date that is six months after the Executive's Termination Date or (b) the date of the Executive's death. Any amount that otherwise would have been payable but for the delay described above shall be aggregated and paid with the first payment under this Section 6(k).

7.Indemnity.

(a)Subject only to the exclusions set forth in Section 7(b) hereof, the Company hereby agrees to hold harmless and indemnify Executive against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (excluding an action by or in the right of the Company) to which Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(b)The Company hereof shall not indemnify Executive pursuant to Section
7(a):

(i)except to the extent the aggregate losses to be indemnified hereunder exceed the amount of such losses for which Executive is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Company;

(ii)in respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

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(iii)on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any federal, state or local statutory law;

(iv)on account of Executive's material breach of any provision of this
Agreement;

(v)on account of Executive's act or omission being finally adjudged to involve intentional misconduct, a knowing violation of law, or grossly negligent conduct; or

(vi)if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

(c)All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of the Company or serving in any other capacity referred to herein.

(d)Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding, Executive will, if a claim in respect thereof is to be made against the Company under this Section 7, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Executive otherwise than under this Section 7. With respect to any such action, suit or proceeding as to which Executive notifies the Company under this Section 7(d):

(i)The Company will be entitled to participate therein at its own expense.

(ii)Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel selected by the Company. After notice from the Company to Executive of its election so to assume the defense thereof, the Company will not be liable to Executive under this Section 7 for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Executive shall have the right to employ his counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Executive, unless
(A) the employment of counsel by Executive has been authorized by the Company, or (B) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company.

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(iii)The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle in any manner that would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold their consent to any proposed settlement.

(e)Executive agrees that Executive will reimburse the Company for all customary and reasonable expenses paid by the Company in defending any civil or criminalaction, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company for such expenses under the provisions of Nevada law (or the laws of the Company's state of incorporation at the time), federal securities laws, the Company's By-laws or this Agreement.

8.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

9.Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

10.Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Executive at:

Barry Lowenthal
2275 S. Ocean Blvd., Apt. 103A
Palm Beach FL 33480

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and to the Company at:

lnuvo, Inc.
500 President Clinton Ave.
Suite 300
Little Rock, AR 72201
Attention: Chief Executive Officer

or such subsequent addresses as one party may designate in writing to the other parties.

12.Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida.

13.Amendment. This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.

14.Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

15.Entire Agreement. With the exception of the Confidentiality, Assignment and Noncompetition Agreement, of even date herewith and any stock option agreements between Executive and the Company, this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

16.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

17.Survival. The last two sentences of Section 3, Sections 6, 7 and 8 of this Agreement and this Section 17 shall survive any termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive:

/s/ Barry Lowenthal
Barry Lowenthal

Inuvo, Inc.:

By: /s/ Richard Howe
Richard Howe, Chief Executive Officer

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